UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 23, 2006

KNBT Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-50426	38-3681905
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

90 Highland Avenue, Bethlehem, Pennsylvania		18017
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-861-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Annual Performance Bonuses

Pursuant to the terms of the Executive Annual Incentive Plan, as amended as of September 26, 2005 (the "Plan"), the Compensation Committee of the Board of Directors (the "Committee") of KNBT Bancorp, Inc. (the "Company") which administers the Plan established performance targets for the annual cash bonuses for fiscal year 2006 to be earned by Scott V. Fainor, the Company's chief executive officer, and Eugene T. Sobol, its chief financial officer. The Committee may also establish performance targets for other executive officers for fiscal year 2006.

Under the terms of the Plan, the Committee establishes a performance matrix for each participant which sets forth the quantitative measures used to determine the amount of a participant's possible bonus, the relative weight accorded each quantitative measure, the minimum and maximum amount of the participant's bonus as a percentage of his base salary as in effect at the beginning of the fiscal year with respect to each quantitative measure and the minimum threshold targets necessary to be achieved in order for any bonus to be awarded. For fiscal year 2006, the Committee has established targets for the chief executive and chief financial officers based on the Company's (i) earnings per share, as calculated in accordance with the terms of the Plan; (ii) efficiency ratio; and (iii) return on average equity. Under the terms of the targets for fiscal year 2006, the relative weight accorded each of the targets is 40% each for earnings per share and return on average equity and 20% for the efficiency ratio. The amount of the cash bonus for each executive ranges from a minimum of 30% for the chief executive officer and 25% for the chief financial officer (if all the minimum threshold targets are achieved) to a maximum of 90% (in the case of the chief executive officer) and 75% (in the case of the chief financial officer) of the executive's 2006 base salary if the "superior performance" targets are achieved with a target bonus of 60% (in the case of the chief executive officer) and 50% (in the case of the chief financial officer) of base salary. Since the bonuses can be partially earned if one or more of the targets are achieved, if only the efficiency ratio target was achieved, the executive's bonus could be as low as 6% (in the case of the chief executive officer) and 5% (in the case of the chief financial officer) of the executive's 2006 annual base salary.

Performance-Based Restricted Stock Awards

Pursuant to the terms of the 2004 Recognition and Retention Plan and Trust Agreement (the "RRP") approved by shareholders at the Annual Meeting of Shareholders held in May 2004, the Committee is authorized to issue restricted stock awards covering shares of common stock of the Company the earning of which are subject to the satisfaction of specified performance targets. The Committee awarded Messrs. Fainor and Sobol restricted stock awards covering 35,000 and 15,000 shares, respectively, which are subject to the achievement of return on average equity ("ROAE") and earnings per share ("EPS") targets for fiscal year 2008. If the targets are achieved and the executive officers are still employed by the Company on the third anniversary of the date of grant, 60% of the shares covered by the award will be earned with the remaining 40% being earned pro rata on the fourth and fifth anniversaries of the grant date, subject to the officers’ continued employment with the Company on each of such anniversary dates. In addition, if certain higher specified ROAE and EPS targets for fiscal year 2008 are achieved, the awards to Messrs. Fainor and Sobol will be increased by 5,000 and 2,000 shares, respectively. If a change of control, as defined in the RRP, of the Company occurs prior to the fifth anniversary of the date of grant of the awards, no acceleration of the earning of any unearned shares will occur.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNBT Bancorp, Inc.

January 27, 2006	By:	Eugene T. Sobol

Name: Eugene T. Sobol
Title: Senior Executive Vice President, Chief Financial Officer and Treasurer